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                                                                      Exhibit 14

                             CONSUMERS BANCORP, INC.
                             CONSUMERS NATIONAL BANK
                                 CODE OF ETHICS

                            Adopted August 13, 2003


A.       GENERAL PHILOSOPHY

         The honesty, integrity and sound judgment of our employees, officers and directors are essential to the Company's reputation and success.

         This Code of Ethics governs the actions and working relationships of the Company's employees, officers and directors with current and potential customers, fellow employees, competitors, government and self-regulatory agencies, the media, and anyone else with whom the Company has contact. These relationships are essential to the continued success of the Company. When this Code of Ethics refers to "the Company," that term includes the Company's affiliates.

         This Code of Ethics:

         - requires the highest standards for honest and ethical conduct, including proper and ethical procedures for dealing with actual or apparent conflicts of interest between personal and professional relationships;

         - requires full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by the Company with governmental agencies;

         - requires compliance with applicable laws, rules and regulations;

         - addresses potential or apparent conflicts of interest and provides guidance for employees, officers and directors to communicate those potential or apparent conflicts to the Company;

         - addresses misuse or misapplication of the Company's property and business opportunities;

         - requires the highest level of confidentiality and fair dealing within the Company and outside the Company;

         -        requires proper reporting of any illegal behavior; and

         - provides additional specific guidance for the Company's senior financial officers.


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B.       CONFLICTS OF INTEREST

         A "conflict of interest" occurs when your private interest in any way interferes - or appears to interfere - with the interests of the Company. You are expected to avoid all situations that might lead to a real or apparent material conflict between your self-interest and your duties and responsibilities as an employee, officer or director of the Company. Any position or interest, financial or otherwise, that could materially conflict with your performance as an employee, officer or director of the Company, or that affects or could reasonably be expected to affect your independence or judgment concerning transactions between the Company, its customers or competitors, or otherwise reflects negatively on the Company would be considered a conflict of interest.

         Additional considerations relating to conflicts of interest for officers and directors of the Company are as follows:

         (i) Director Conflicts of Interest. A director's other relationships, including business, family or those with non-profits, could occasionally give rise to the perception that the director has a material, personal interest on a particular issue involving the Company. The Board of Directors, after consulting with counsel if the Board deems it necessary or appropriate, shall determine on a case-by-case basis whether a conflict of interest actually exists. The Board of Directors shall take appropriate steps to identify such potential conflicts and to ensure that all directors voting on an issue are disinterested with respect to that issue. For example, a Board member shall discuss his or her service on another board with the Chairman of the Board if there is a potential for a conflict of interest. If the Chairman, in consultation with counsel as appropriate, identifies a potential conflict, then the Chairman shall raise the issue with the Audit Committee and the full Board of Directors if appropriate.

         (ii) Officer Conflicts of Interest. An officer's other relationships, including business, family, or those with non-profits, could occasionally give rise to the perception that the individual has a material, personal interest on a particular issue involving the Company. The Board of Directors has delegated the task of evaluating certain conflicts of interest to the Audit Committee. The Audit Committee, after consulting with counsel if the committee deems necessary or appropriate, shall determine on a case-by-case basis whether a conflict of interest actually exists.

C.       CONFIDENTIALITY

         Nonpublic information regarding the Company or its business, employees and customers is confidential. As an employee, officer or director, you are trusted with confidential information. You are only to use such confidential information for the intended business purpose of the Company. You are not to share confidential information with anyone outside of the Company, including family and friends, or with other employees of the Company who do not need the information to carry out their duties. You may be required to sign a specific confidentiality agreement in the course of your employment at the Company. Whether or not a specific

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confidentiality agreement is required of you, your obligation to keep all information confidential continues even if your employment with the Company ends.

         The following is a non-exclusive list of confidential information:

         (i) material, non-public financial information regarding the Company or any of its subsidiaries or affiliates;

         (ii) trade secrets, which include any business or technical information, such as a program, method, technique, compilation or information that is valuable because it is not generally known;

         (iii) all rights to any invention or process developed by an employee using the Company's facilities or trade secrets, resulting from any work for the Company, or relating to the Company's business, is considered to be "work-for-hire" under the United States copyright laws and belongs to the Company; and

         (iv) proprietary information such as customer lists and confidential tenant information.

         All public and media communications involving the Company must have prior clearance by the Company's senior management.

D.       BUSINESS OPPORTUNITIES OF THE COMPANY

         Using confidential information about the Company or its business, employees, officers, directors or customers for personal benefit or disclosing such information to others outside your normal duties is prohibited.

         Employees, officers and directors are prohibited from:

         (i) personally benefiting from opportunities that are discovered through the use of the Company's property, or through their contacts, information or position with the Company;

         (ii) accepting employment or engaging in a business (including consulting or similar arrangements) that may conflict with the performance of your duties for the Company or the Company's business interest;

         (iii) soliciting, demanding, accepting or agreeing to accept anything of value from any person in conjunction with the performance of your employment or duties for the Company; or

         (iv) acting on behalf of the Company in any transaction in which you or any member of your immediate family (spouse, children or others living with you) has a significant direct or indirect financial interest.


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         There are certain situations in which you may accept a personal benefit from someone with whom you transact business such as:

         (i) accepting a gift in recognition of a commonly recognized event or occasion (such as a promotion, new job, wedding, retirement or holiday). An award in recognition of service and accomplishment also may be accepted without violating this Code of Ethics so long as the gift does not exceed $500 from any one individual in any calendar year;

         (ii) accepting something of value if the benefit is available to the general public under the same conditions on which it is available to you; or

         (iii) accepting meals, refreshments, travel arrangements and accommodations and entertainment of reasonable value in the course of a meeting or other occasion to conduct business or foster business relations if the expense would be reimbursed by the Company as a business expense if the other party did not pay for it.

E.       INSIDER TRADING

         It is both unethical and illegal to buy, sell, trade or otherwise participate in transactions involving the Company's securities while in possession of material information concerning the Company that has not been released to the general public, but which when released may have an impact on the market price of the Company's securities. It is also unethical and illegal to buy, sell, trade or otherwise participate in transactions involving the securities of any other company while in possession of similar non-public material information concerning such company. Any questions concerning the propriety of effecting a transaction in the Company's (or other company's) securities should be directed to the Company's Chief Financial Officer.

F.       OUTSIDE BUSINESS RELATIONSHIPS

         Before agreeing to act as a director, officer, consultant or advisor for any other business organization, you should notify your immediate supervisor.

         Directors should disclose all new directorships or potential directorships to the Chairman of the Board of Directors in order to avoid any conflicts of interest and to maintain independence.

         The Company encourages civic, charitable, educational and political activities as long as they do not interfere with the performance of your duties on behalf of the Company. Before agreeing to participate in any civic or political activities, you should contact your immediate supervisor.

         Employees who are considering outside employment shall notify their manager or supervisor before accepting such employment. The manager or supervisor will review outside employment requests for potential conflicts of interest.


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G.       FAIR DEALING

         Each employee, officer and director should undertake to deal fairly with the Company's customers, competitors and employees. Additionally, no one should take advantage of another through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair business practices.

         At or prior to their hiring date, employees must disclose the existence of any employment agreement, non-compete or non-solicitation agreement, confidentiality agreement or similar agreement with a former employer that in any way restricts or prohibits their performance of any duties or responsibilities of their positions with the Company. Copies of such agreements should be provided to the corporate secretary of the Company to permit evaluation of the agreement in light of the employee's position. In no event shall an employee use any trade secrets, proprietary information or other similar property, acquired in the course of his or her employment with another employer, in the performance of his or her duties for or on behalf of the Company.

H.       EQUAL EMPLOYMENT OPPORTUNITY

         The Company is an equal employment opportunity employer. Employment decisions are based on merit and business needs, and not on race, color, national origin, ancestry, sex, age, religion, veteran status, or any other factor protected by law. The Company will make reasonable accommodation for employees with disabilities, provided that the individual is otherwise qualified for and can safely perform the essential duties and assignments connected with the job.

I.       PROTECTION AND PROPER USE OF COMPANY PROPERTY

         All employees, officers and directors should protect the Company's property and assets and ensure their proper use. Theft, carelessness and waste can directly impact the Company's profitability, reputation and success. Permitting the Company's property (including data transmitted or stored electronically and computer resources) to be damaged, lost or used in an unauthorized manner is strictly prohibited. Employees, officers and directors may not use official stationery for personal purposes.

J.       COMPLIANCE WITH LAWS, RULES AND REGULATIONS

         This Code of Ethics is based on the Company's policy that all employees, officers and directors comply with the law. While the law prescribes a minimum standard of conduct, this Code of Ethics requires conduct that often exceeds the legal standard.

K.       REPORTING OF ILLEGAL OR UNETHICAL BEHAVIOR

         All employees, officers and directors are expected to demonstrate the ability to properly manage their personal finances, particularly the prudent use of credit. The Company recognizes that its employees and customers must have faith and confidence in the honesty and character of its personnel. Fraud can significantly affect the reputation and success of the Company. The Company requires its employees, officers and directors to talk to supervisors, managers or other


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appropriate personnel to report and discuss any known or suspected criminal activity involving the Company or its employees. If, during the course of your employment, you become aware of any suspicious activity or behavior, including concerns regarding questionable accounting or auditing matters, you must report suspected violations of laws, rules, regulations or this Code of Ethics to a member of the Company's senior management. Reporting the activity will not subject the employee to discipline absent a knowingly false report. Any employee who, in good faith, reports a violation or possible violation of the Code of Ethics or the underlying corporate policy is protected against retaliatory behavior. The Company is not permitted to fire, demote, suspend, harass or discriminate against any employee who lawfully provides information to, or otherwise assists or participates in, any investigation or proceeding by a U.S. regulatory or law enforcement agency, any member of the U.S. Congress or a Congressional committee or the employee's manager, relating to what the employee reasonably believes is a violation of the securities laws or an act of fraud. All reports will be treated confidentially to the extent possible.

         The Company has established the following address available to anyone wishing to bring any such matter to the attention of management or the Board of Directors. The address is Chairman of the Audit Committee: 525 West Lincolnway, Minerva, Ohio 44657. You are NOT required to identify yourself. Anonymous reports also receive a full inquiry.

L.       ADMINISTRATION AND WAIVER OF CODE OF ETHICS

         This Code of Ethics shall be administered and monitored by the Company's Executive Committee. Any questions and further information on this Code of Ethics should be directed to the Chairman of the Executive Committee.

         All managers and direct supervisors are responsible for reviewing this Code of Ethics with their subordinates each time a new edition of the Code of Ethics is published. This Code of Ethics also is available on the Company's web site at: www.consumersbank.com or www.sec.gov.

         The provisions of this Code of Ethics will be included in the Company's Employee Handbook. The Employee Handbook will be issued to all new employees and officers at the time of employment and reissued to existing employees and officers from time to time. Employees will be required to sign a receipt form for the Employee Handbook indicating they have read this Code of Ethics and will comply with its provisions.

         Employees, officers and directors of the Company are expected to follow this Code of Ethics at all times. In rare circumstances, situations may arise in which a waiver may be appropriate. Waivers will be determined on a case-by-case basis by the Company's senior management with the advice of the Company's counsel. However, waivers for directors and officers may only be granted by the Audit Committee of the Board of Directors, which shall have the sole and absolute discretionary authority to approve any deviation or waiver from this Code of Ethics. Any waiver for directors or officers, and the grounds therefore, shall be disclosed to stockholders in accordance with applicable laws and regulations.

         Known or suspected violations of this Code of Ethics will be investigated and may result in disciplinary action up to and including immediate termination of employment from the Company.


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